Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement of Saks Incorporated and Subsidiaries on Form S-8 (File No. 33-88390) of our report dated April 19, 1999, on our audit of the financial statements of the Saks Incorporated Employee Stock Purchase Plan as of January 31, 1999 and 1998 and for the three years then ended included in this report on Form 11-K.


/s/ PricewaterhousCoopers LLP

Birmingham, Alabama
April 26, 1999